Exhibit 99.1
YAHOO! BOARD OF DIRECTORS SAYS MICROSOFT’S PROPOSAL
SUBSTANTIALLY UNDERVALUES YAHOO!
Sunnyvale, Calif., February 11, 2008 — Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet company, today said the Yahoo! Board of Directors has carefully reviewed Microsoft’s unsolicited proposal with Yahoo!’s management team and financial and legal advisors and has unanimously concluded that the proposal is not in the best interests of Yahoo! and our stockholders.
After careful evaluation, the Board believes that Microsoft’s proposal substantially undervalues Yahoo! including our global brand, large worldwide audience, significant recent investments in advertising platforms and future growth prospects, free cash flow and earnings potential, as well as our substantial unconsolidated investments. The Board of Directors is continually evaluating all of its strategic options in the context of the rapidly evolving industry environment and we remain committed to pursuing initiatives that maximize value for all stockholders.
Goldman, Sachs & Co., Lehman Brothers and Moelis & Company are acting as financial advisors to Yahoo!. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Yahoo!, and Munger Tolles & Olson LLP is acting as counsel to the outside directors of Yahoo!.
About Yahoo! Inc.
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California. For more information, visit pressroom.yahoo.com.
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Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Media Contacts:
Tracy Schmaler	Diana Wong
Yahoo! Inc.	Yahoo! Inc.
(202) 631-9463	(408) 349-4391
schmaler@yahoo-inc.com	dianaw@yahoo-inc.com

Adam Miller	Michael Gross
The Abernathy MacGregor Group for Yahoo! Inc.	Robinson Lerer & Montgomery for Yahoo! Inc.
(212) 371-5999	(646) 805-2003
alm@abmac.com	mgross@rlmnet.com

Investor Contact:
Marta Nichols
Yahoo! Inc.
(408) 349-3527
mnichols@yahoo-inc.com